Exhibit 10.101

LAND PURCHASE AGREEMENT

THIS LAND PURCHASE AGREEMENT (“Agreement”) is made this              day of                     , 2013, by and between Thos. Somerville Co., a Delaware corporation (the “Seller”), and Comstock Sixth Street, L.C., a Virginia limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of certain undeveloped real property located on 6th Street, NE, Washington, D.C. more particularly identified on Exhibit A attached hereto and incorporated herein by reference, together with any and all improvements and fixtures thereon and all rights, privileges, easements, benefits and agreements appurtenant thereto (the “Property”); and

WHEREAS, Purchaser desires to purchase the Property in accordance with the terms and conditions hereof, and Seller desires to sell the Property in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for TEN AND NO/100THS DOLLARS ($10.00) paid by Purchaser to Seller and for other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties agree as follows:

1. AGREEMENT OF PURCHASE AND SALE. Seller hereby agrees to sell and convey unto the Purchaser and Purchaser hereby agrees to purchase from Seller the Property at the price and upon the terms and conditions hereinafter set forth.

2. PURCHASE PRICE. Seller agrees to sell and Purchaser agrees to purchase the Property for a total purchase price of FOUR MILLION THREE HUNDRED TWENTY-SIX THOUSAND DOLLARS ($4,326,000) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller in the form of cash, wire transfer or other immediately available funds at settlement hereunder.

3. DEPOSIT.

a. Within seven business days after the execution and delivery of this Agreement, Purchaser shall deliver to Stewart Title and Escrow, Inc. (the “Escrow Agent”) in the form of cash or letter of credit, SEVENTY-FIVE THOUSAND DOLLARS ($75,000) (the “Initial Deposit”). Within seven business days after the expiration of the Study Period, Purchaser shall deliver to Escrow Agent in the form of cash or letter of credit, an additional deposit of SEVENTY-FIVE THOUSAND DOLLARS ($75,000) (the “Additional Deposit”). The Initial Deposit and Additional Deposit shall be collectively referred to as the “Deposit.” The Deposit shall become nonrefundable on expiration of the Study Period (except on Seller default or failure of a condition precedent to settlement).

b. The Deposit shall be deposited by the Escrow Agent into a separate interest-bearing escrow account at a federally-insured financial institution with offices in the District of Columbia, and be invested by the Escrow Agent in a money market account, certificates of deposit or other investment(s) selected by Purchaser. If the financial condition of the financial institution in which the funds are held changes in any adverse way which prohibits the ability of the Escrow Agent to withdraw such funds in accordance with the terms of this Escrow Agreement, then the Escrow Agent may move the Deposit to another financial institution that satisfies the requirements of this paragraph 7.

c. The Deposit shall be held by the Escrow Agent until the earlier of (i) Closing (as hereinafter defined), when the Deposit shall be delivered to Seller and credited against the Purchase Price or (ii) five (5) business days after receipt by the Escrow Agent of a notice from Seller or Purchaser stating that this Agreement has been terminated, in which event the Deposit shall be delivered to Seller or returned to Purchaser, as appropriate. If all conditions precedent to the Purchaser’s obligation to purchase the Property have been satisfied and the Purchaser defaults in purchasing the Property at Closing as required by this Agreement, Escrow Agent shall pay the Deposit to the Seller and upon such payment to the Seller this Agreement shall automatically terminate and neither party shall have any further liability to the other. The Seller’s sole and exclusive remedy for the Purchaser’s default shall be to receive the Deposit as liquidated damages, in lieu of all other rights and remedies that the Seller may have against the Purchaser at law or in equity.

d. If there is a dispute between the Seller and the Purchaser concerning the Seller’s or the Purchaser’s right to receive the Deposit, Escrow Agent shall continue to hold the Deposit until the dispute is resolved by the Seller and the Purchaser or until otherwise directed by a court of competent jurisdiction. Upon termination of the escrow, all interest earned on the Deposit shall be paid to the party entitled to receive the principal.

e. Any notice sent to Escrow Agent by the Purchaser or the Seller shall simultaneously be sent to the other party and no notice to the Title Company shall be effective unless such duplicate copy is sent. Escrow Agent shall be entitled to act on any notice believed by it in good faith to be genuine and shall be released from any and all responsibility or liability with respect to the Deposit, except for its willful misconduct or gross negligence. Seller and Purchaser hereby jointly and severally indemnify the Escrow Agent and hold it harmless from any claims made against it with respect to the Deposit.

4. STUDY PERIOD. Purchaser shall have the right, in its exclusive and absolute discretion, to terminate this Agreement for any reason whatsoever by giving written notice thereof to Seller within NINETY (90) days following the Effective Date of this Agreement (the “Study Period”). As of the execution of this Agreement, Seller shall have delivered, free of charge and cost to Purchaser, all engineering, architectural or other material data regarding the Property, to the extent in Seller’s possession or control, including but not limited to generalized development plans, subdivision plans, record plat, conditions of development, and all tests, studies, reports, title reports and other materials relating to Property in Seller’s possession or control, together with a written notice to Purchaser that Seller has delivered all such material information regarding the subject Property. Seller hereby represents that the Property was the subject of a prior contract of sale pursuant to which the former contract purchaser obtained an Order of the Zoning Commission for the District of Columbia approving a Planned Unit Development on the Property in Zoning Case No. 06-26 (Feb. 12, 2007), and Purchaser agrees to review all covenants, lot division applications and other land use agreements associated with such rezoning case to the extent necessary for development of the Property for Purchaser’s intended use of the Property as a planned townhouse residential community (the “Intended Use”)..

After the Effective Date of this Agreement and until the date of settlement hereunder or termination hereof, Purchaser shall have the right, at its option and expense, to enter upon the Property at reasonable times, in a reasonable manner, and upon reasonable notice and/or cause to have performed engineering tests, studies and/or economic investigations concerning the Property. Purchaser hereby agrees to indemnify and save Seller harmless from any losses actually incurred by Seller by virtue of Purchaser or its agents or employees entering on the Property to conduct such investigations. Purchaser further agrees to repair any physical damage caused to the Property by Purchaser or its agents or employees in connection with such tests and studies. This Paragraph 4 shall survive the termination or consummation of this Agreement.

Prior to the expiration of the Study Period hereunder, Purchaser shall obtain a title report and ALTA survey for the Property and shall deliver notice to Seller, along with a copy of the title report and ALTA survey, of any defects in title which are to be remedied. In the event of any such defects, Seller shall notify Purchaser in writing within fifteen (15) days after Seller’s receipt of Purchaser’s notice of said title defects as to whether or not Seller shall remedy same and the reasonable time period needed to do so. Seller shall have no obligation to remove any encroachments or remedy alleged title defects. If Seller elects not to remedy same, then Purchaser shall have the right to (i) elect (such election to be made in writing within ten (10) days after Seller’s notice to Purchaser) to waive such title defects and to proceed hereunder, or (ii) to terminate this Agreement whereupon the Deposit shall be returned to Purchaser, and in such event the parties shall be relieved of all further liability hereunder. From and after the Effective Date of this Agreement, Seller shall not create or permit to be created any lien, easement or any other encumbrance, affecting title to the Property, without Purchaser’s prior written consent unless same is of a nature that it will be paid and released at settlement from the proceeds of this sale. Furthermore, at or before settlement, Seller shall cause to be paid and released any and all mortgages, deeds of trust or liens secured against the portion of the Property being acquired, including but not limited to the prorated portion of all unpaid real estate taxes or assessments and utility charges through the date of the applicable settlement.

Within six (6) months from the Effective Date of this Agreement, Purchaser shall deliver notice to Seller, of any offsite easements, utility connections, or both, that are needed for its Intended Use, specifying the exact location and specifications for such easements or utility connections. Seller shall have sixty (60) days from receipt of Purchaser’s notice to determine whether it will provide such easements and/or utility connections and the time it will need to do so. If Seller, by notice to Purchaser within such sixty (60) day period, elects not to provide any one or all of such requested easements and/or utility connections or the time to obtain them is not acceptable to Purchaser, Purchaser shall have the right by notice to Seller within thirty (30) days of receipt of Seller’s notice to (i) elect to obtain the easements and/or utility connections at its own expense and to proceed under the Agreement; or (ii) to terminate this Agreement whereupon the Deposit shall be returned to Purchaser, and in such event the parties shall be relieved of all further liability hereunder. If Purchase elects to obtain the easements and/or utility connections at its own expense, Seller shall to the extent reasonably feasible and without further expense cooperate with Purchaser in obtaining any such easements or connections.

5. PRECONDITIONS OF SETTLEMENT. In addition to any other preconditions to settlement specifically provided in this Agreement, the obligation of Purchaser to proceed to settlement hereunder is subject to the satisfaction of the following conditions:

a. Purchaser, at Purchaser’s expense, shall have obtained beyond all applicable appeals periods and from all applicable governmental authorities, approval of a Planned Unit Development, as evidenced by a Recorded PUD covenant, to allow for no less than thirty-five (35) market rate, single family residential attached lots with minimum dimensions of 18’ wide by 38’ deep;

b. Any and all offsite easements, whether for utility connections or otherwise, required in connection with the development of the Property for Purchaser’s Intended Use which Seller has agreed to obtain pursuant to Paragraph 4 above shall have been obtained by Seller at Seller’s expense;

c. All utilities, in adequate capacities needed to serve the Property for Purchaser’s Intended Use, shall be immediately available at the Property line to allow for service to be installed at Purchaser’s expense;

d. The Property shall have immediate access to a publicly dedicated and maintained street either by recorded easement or public dedication;

e. All existing leases shall have terminated, and all tenants shall have vacated the Property;

f. On the date of settlement hereunder, all of the representations of Seller set forth herein shall be true and accurate in all material respects and Seller shall have fully performed all of its obligations hereunder;

g. On the date of settlement hereunder, no action of general applicability (such as the imposition of a building, water or sewer moratorium, adequacy of public facilities scheme or allocation scheme) shall be in effect, or shall have been threatened, or publicly announced to be taken, by any applicable governmental authority relating to the Property and no such other set of circumstances or facts of general applicability shall exist which materially and adversely affects the availability of building permits or residential use permits, or adversely affects the availability or adequacy of public facilities, sewer or water facilities, or any other facilities or utilities necessary to serve the residential dwelling units to be constructed on the Property;

h. On the date of settlement hereunder, no suit, action, arbitration or legal, administrative or other proceeding shall be pending, or to the best of Seller’s knowledge, threatened against the Property or against Seller, with respect to the Property, or any part thereof which would materially and adversely affect the development of the Property as contemplated herein, or Seller’s ability to convey the Property; and

i. Title to the Property shall be good of record and in fact, merchantable, in fee simple and insurable at regular rates by a title insurance company selected by Purchaser subject to such other easements, rights of way, encumbrances, restrictions and other condition of title as agreed upon by Purchaser in writing and other covenants of title that will not adversely affect the use of the Property for construction of residential dwellings;

In the event that any of the foregoing conditions have not been satisfied at the time set for settlement on the Property, then Purchaser, at its option and in addition to any other remedies hereunder, may either (i) terminate this Agreement by delivering written notice thereof to Seller, whereupon the Deposit shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, or (ii) waive the satisfaction of such condition and proceed to settlement hereunder, or (iii) extend the date of the settlement in order to provide an opportunity for such condition to be satisfied, and in such event Purchaser’s obligation to settle shall remain contingent upon the satisfaction of all conditions precedent to settlement at the time set for settlement, as extended, or (iv) pursue specific performance of this Agreement. Notwithstanding the foregoing, the time for settlement hereunder may not be extended beyond two (2) years from the Effective Date of this Agreement, without the express written consent of Seller.

6. SETTLEMENT.

a. Purchaser and Seller shall make full settlement on the Property within sixty (60) days after notice from Purchaser of the satisfaction of the conditions precedent to closing. Closing shall be conducted at the offices of the Escrow Agent.

b. At settlement, Seller shall (i) cause conveyance of the Property to the Purchaser by Special Warranty Deed (the “Deed”) in proper form for recording among the land records of the jurisdiction where the Property is located, (ii) execute and deliver a DC Form FP 7/C, (iii) execute and deliver a Certificate of Non-Foreign Status By Individual, Corporation, Partnership, Trust and/or Estate, (iv) execute and deliver all additional documents as may be requested by Purchaser, its lender or lender’s counsel, and Escrow Agent that may be reasonably required to consummate settlement of the Property.

c. Except as otherwise provided herein, Seller and Purchaser shall each pay one-half of all escrow fees and related costs (if any), any transfer taxes payable upon transfer of the Property to Purchaser and any “recordation tax” related to the recordation of the Deed evidencing such transfer. Seller shall pay the cost to prepare the Deed. Purchaser shall pay all of the costs of examination of title, title insurance premiums, survey, any and all costs or recordation taxes incurred in connection with Purchaser’s financing, and all other closing costs, and each party shall pay its own attorneys’ fees.

d. Rents, operating expenses, taxes (including ad valorem taxes and sanitary sewer taxes), water and sewer rents, fuel (if any) based on last invoice price and supplier’s measurement, and similar charges or fees, and insurance assumed by the Purchaser (if any) are to be adjusted to the Closing Date. Taxes, general and special, are to be adjusted according to the taxing authority in the District of Columbia except that assessments for improvements completed prior to the date of this Agreement, whether assessment theretofore has been levied or not, shall be paid by the Seller or allowance made therefor at Closing. Seller shall bear all costs of terminating any service contracts not approved by Purchaser at or prior to Closing. In adjusting for uncollected rents (including operating expense pass-throughs), no adjustment shall be made at Closing in Seller’s favor for amounts that have accrued or are unpaid as of Closing, but Purchaser shall pay Seller such accrued and unpaid amounts, as and when collected by Purchaser (less reasonable expenses of collection thereof), it being understood that Purchaser shall not be deemed to have collected any such arrearage attributable to the period prior to Closing until such time as the tenant(s) from whom the amount is collected is current in the payment of all amounts accruing from and after Closing. The amount of any security deposits or other amounts that are required to be returned to or applied for the benefit of tenants under the Leases as of or after the Closing Date shall be credited against the Purchase Price (and Seller shall be entitled to retain such security deposits and other amounts).

7. SELLER’S REPRESENTATIONS. Seller makes the following representations and warranties to the Purchaser:

a. Seller has the power and authority to enter into this Agreement and perform its obligations hereunder; the performance by Seller of its obligations hereunder does not and will not violate any law; and neither this Agreement nor the performance by Seller of its obligations hereunder violates any agreement or contract to which Seller is bound or a party. This Agreement is binding upon and enforceable against Seller in accordance with its terms and the person signing this Agreement on behalf of Seller is authorized to do so.

b. To the best of Seller’s knowledge, , all of the Property is vacant and free of leases, tenancies, licenses, or other rights of present or future occupancy or use, written or verbal, for any portion of the Property, except for four short term tenancies, all of which are subject to earlier termination by Seller on notice varying from 30 to 120 days. As of the date of Settlement, all leases on the Property shall have been terminated and all tenants shall have vacated the Property.

c. To the best of Seller’s knowledge, none of the Property is subject to any purchase contract, option to purchase or right of first refusal, recorded or unrecorded, .

d. No Bankruptcy/Dissolution events have been done by Seller, or against or with respect to Seller. For purposes of this Agreement, “Bankruptcy/Dissolution Events” shall be defined as (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (ii) the employment of a trustee or receiver of any Property interest of Seller, (iii) an assignment for the benefit of creditors, (iv) an attachment, execution or other judicial seizure of a substantial Property interest of Seller, or (v) a dissolution or liquidation of Seller.

e. Seller has not received notice of violations of laws or municipal ordinances, orders or requirements noted, or issued, by any governmental department or authority having jurisdiction over or affecting the Property nor does Seller have any knowledge of any such violations.

f. All bills and claims for labor performed and materials furnished to, or for the benefit of, the Property for all periods prior to the date of settlement have been (or prior to the date of settlement thereon will be) paid in full, and on the date of settlement on the Property there shall be no mechanics’ liens or materialmen’s liens, whether or not perfected, on or affecting any portion of the Property and if there shall be any such liens, then Seller shall obtain the release of the same on or before settlement (except that Purchaser shall pay all costs associated with liens resulting from work for which Purchaser is obligated to pay hereunder). In connection therewith, Seller agrees, at settlement, at no additional cost to Purchaser, to execute any affidavits and/or customary indemnity agreements which may be required by Purchaser’s title insurance company in order for Purchaser to obtain from such title insurance company an owner’s policy of title insurance covering the Property without exception for mechanics’ liens or rights of parties in possession.

g. To Seller’s best information, knowledge and belief, there is no pending or threatened condemnation or similar proceeding affecting the Property or any part thereof.

h. To the best of Seller’s knowledge, there are no legal actions, suits, zoning or rezoning actions, or other legal or administrative proceedings pending or threatened against Seller or the Property and Seller is not aware of any facts which might result in any such action, suit or other proceedings; and to the best of Seller’s knowledge there is no action, suit, proceedings or claim affecting Seller or the Property relating to or arising out of, the ownership, operation, use or occupancy of the Property pending in a court of competent jurisdiction or before any federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality nor, to the best knowledge of Seller, has any such action, suit, proceeding or claim been threatened or asserted.

i. During the period of Seller’s ownership of the Property, and to Seller’s actual knowledge, neither the Property nor any portion thereof has been used for landfill, dumping or other waste disposal activities or operations; storage of raw materials, products or wastes of toxic or hazardous nature; and to Seller’s actual knowledge, no such hazardous materials or raw materials of a toxic or hazardous nature presently exist on the Property, except as disclosed and or described in the following reports, copies of which Seller shall deliver to Purchaser, as provided in Paragraph 4 of this Agreement: 1) Phase I Environmental Assessment for 6th St. N.E. prepared by ECS for Rocky Gorge Communities dated August 25, 2004 and 2) “Report of Subsurface Exploration and Geotechnicial Engineering Analyses” prepared for Emerson Park Phase II N.E. Washington DC for Rocky Gorge Communities dated August 24, 2004. As used herein, all references to hazardous materials and raw materials, products or wastes of a toxic or hazardous nature shall mean and refer to hazardous waste as that term is defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et. seq.) the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), or under any other federal, state or local law, ordinance, statute, rule or regulation, including (without limitation) any asbestos or asbestos-related products and any oils or pesticides. Notwithstanding anything contained herein to the contrary, Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all costs, expenses, liabilities and causes of action which may be incurred by Purchaser or asserted against Purchaser (including, without limitation, clean-up costs, court costs, reasonable attorneys’ fees and claims and fines imposed by any governmental agencies or third parties) as a result of the breach of this representation.

j. There shall be in existence as of the date of settlement no contracts, agreements, or other understandings with respect to the Property, or relating to the ownership, development or operation thereof which shall survive settlement hereunder, other than matters recorded among the land records at the time of Purchaser’s title search.

k. In the event Purchaser is required to prepare consolidated financial statements that include financial information regarding the Property in connection with Purchaser’s regular reporting requirements, the Seller agrees to provide such information as reasonably requested by Purchaser.

8. PURCHASER’S DEFAULT; SELLER’S REMEDY. In the event that Seller performs all of its obligations hereunder and Purchaser fails to meet any of its obligations under the Agreement or to complete settlement hereunder or post the Deposit as required herein, and Purchaser fails to cure such default within twenty-one (21) days of notice from Seller, then Seller shall be entitled to terminate this Agreement by delivery of written notice to Purchaser, and thereupon the parties hereto shall have no further rights or obligations hereunder, and Seller shall receive the amount of the Deposit posted, if any, from the Escrow Agent as full liquidated damages and as its sole remedy, in lieu of any other claims or causes of action which may be available to Seller at law or in equity by reason of such default hereunder by Purchaser, provided, however, that the Purchaser shall immediately deliver or cause to be assigned, transferred and delivered to Seller, to the extent assignable, owned by Purchaser, or in Purchaser’s control, any Property studies, tests, engineering reports, or PUD related documents, plats, site plans and lot applications (the “Purchaser’s Study Materials”) The Seller and the Purchaser agree that: (i) the Seller’s damages resulting from the Purchaser’s default are difficult, if not impossible, to determine; (ii) it would be impracticable and extremely difficult to fix the actual damages suffered by the Seller as a result of the Purchaser’s failure to complete the purchase of the Property pursuant to this Agreement; and (iii) the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain. In no event and under no circumstance shall Seller be entitled to receive more than the Deposit as damages for Purchaser’s default, except that Purchaser shall remain liable to Seller for delivery of the Purchaser’s Study Materials and for any indemnification and restoration expenses due and payable to Seller under Paragraph 4 of this Agreement.

9. SELLER’S DEFAULT; PURCHASER’S REMEDY. In the event that Seller fails to settle on the Property pursuant to the terms hereof or otherwise breaches the terms hereof and Seller fails to cure such default within twenty-one (21) days of notice from Purchaser, then Purchaser may, in its sole discretion (i) terminate this Agreement and receive the refund of the Deposit whereupon the parties hereto shall have no further rights or obligations hereunder, or (ii) be entitled to enforce any and all remedies available to Purchaser, at law or in equity, provided that in an action for damages, Seller’s liability shall be limited to Purchaser’s out-of-pocket expenses for engineering, planning, title, financing and legal expenses, not to exceed One Hundred Fifty Thousand Dollars ($150,000).

10. INDEMNIFICATION.

a. The Seller hereby indemnifies and agrees to defend and hold harmless the Purchaser and its successors and assigns from and against any and all claims, damages, losses and liabilities (including reasonable attorneys’ fees) which may at any time be asserted against or suffered by Purchaser from and after the Closing Date, as a result or on account of (i) any breach of any representation, warranty, covenant or agreement on the part of the Seller made herein or in any instrument or document delivered pursuant hereto; (ii) any obligation or liability relating to hazardous or toxic materials, substances or wastes accruing prior to the Closing, or (iii) any other obligation or liability (except for Permitted Exceptions) accruing prior to the Closing relating to the ownership, use, operation or maintenance of the Property that shall not have been assumed by Purchaser in accordance with the terms hereof.

b. The Purchaser hereby indemnifies and agrees to defend and hold harmless the Seller and its successors and assigns from and against any and all claims, damages, losses and liabilities (including reasonable attorneys’ fees) which may at any time be asserted against or suffered by the Seller from and after the Closing Date, as a result or on account of (i) any breach of any representation, warranty, covenant or agreement on the part of the Purchaser made herein or in any instrument or document delivered pursuant hereto, or (ii) any obligation or liability accruing after the Closing relating to the ownership, use, operation or maintenance of the Property.

c. These indemnities shall survive for a period of twelve (12) months from the Closing Date, during which time notice must be given to the indemnitor of a specific claim.

11. ASSIGNMENT OF ENGINEERING DATA. Upon settlement hereunder, Seller hereby transfers and assigns, at no cost or expense to Purchaser, to the extent assignable, all of Seller’s right, title and interest in and to any and all engineering data, plans, plats, site plans, governmental approvals, any other information and approvals obtained by Seller or within Seller’s possession or control relating to the Property (hereinafter the “Engineering Data”). To the extent that any of the Engineering Data is not assignable, Seller shall take the necessary steps to authorize where appropriate the engineer/architect to allow Purchaser to use the Engineering Data in connection with the development of the Property provided Seller shall assume or bear no costs to such engineer or architect for doing so. Seller makes no representation as to whether the engineer /architect retained by the prior contract purchaser of the Property will allow Purchaser to use or rely upon any of the engineering or architectural work product, copies of which Seller has or will make available to Purchaser. As part of Purchaser’s due diligence, Purchaser should confirm with such engineer/architect its ability to use such materials and at what fee or cost if any. Seller shall be responsible for payment of all sums owed third parties for work performed at Seller’s direction regarding the Engineering Data, if any such work has been done. Each party shall timely mail or fax copies to the other party of all correspondence delivered to or received from governmental authorities and each party shall notify the other party in advance of any meetings with governmental authorities and the other party shall be given the opportunity to attend such meetings.

12. GENERAL PROVISIONS.

a. Broker. Other than Dianne Haskett from Washington DC Associates, PLLC, who shall be paid pursuant to a separate agreement by Seller, Purchaser and Seller warrant that they have not dealt with any Broker in the transaction contemplated hereby. Any other fees and commissions of any broker, finder, financial advisor or other person acting in a capacity that would entitle such person to a fee or commission in connection with the sale of the Property shall be Seller’s responsibility. Seller and Purchaser each agree to indemnify and hold harmless the other party from any claim for commission by any broker or agent claiming any such commission for or through either Seller or Purchaser other than referenced herein.

b. Applicable Law. The provisions of this Agreement and the application thereof shall be governed by the laws of the District of Columbia, without regard to principles of conflicts of laws.

c. Survival. The provisions of this Agreement shall not be merged into the execution and delivery of the deed and shall survive such execution and delivery.

d. Computation of Time. In the event that any period of time provided for under this Agreement expires, or falls upon, a Saturday, Sunday or legal holiday, then said period of time will be deemed to be extended to the immediately following business day. No amendment, modification, or waiver under this Agreement shall be effective unless in writing and signed by both parties. Time shall be of the essence for all purposes under this Agreement.

e. Entire Agreement. This Agreement constitutes the entire agreement by and between the parties. No amendment, modification, or waiver under this Agreement shall be effective unless in writing and signed by both parties.

f. Notices. Unless otherwise agreed to by the parties any and all notices required hereunder shall be sent to the parties by hand delivery or overnight delivery service or by certified or registered mail, return receipt requested, (or by electronic mail transmission when followed by delivery of the original) at the following addresses.

If to Seller:

Thos. Somerville Company, Inc.

16155 Trade Zone Avenue

Upper Marlboro, MD 20775-8733

Attention: Michael J. McInerney, III, Chairman

Email: mjmcinerne@aol.com

And

Patrick J. McGowan, President

Email: pmcgowan@tsomerville.com

With a copy to:

Elsie L. Reid

Furey, Doolan & Abell, LLP

8401 Connecticut Avenue, Suite 1100

Chevy Chase, MD 20815

Email: ereid@fdalaw.com

If to Purchaser:

Comstock Sixth Street, L.C.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

Attn: Christopher Clemente

Email: cclemente@comstockhomebuilding.com

With a copy to:

Comstock Sixth Street, L.C.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

Attn: Jubal Thompson

Email: jthompson@comstockhomebuilding.com

Any party shall have the right to change the place where notices are to be sent by written notice to the other party.

g. Effective Date. As used herein, the term “Effective Date” shall mean the last date this Agreement is executed by the last party to such Agreement.

h. Assignment. The parties to this Agreement mutually agree that the benefits hereunder are not assignable by either party without prior, written consent, except that Purchaser shall be entitled to assign this Agreement to an affiliate with prior notice only, but shall be binding upon them and each of their respective successors and assigns.

i. Rule against Perpetuities. To avoid the rule against perpetuities, in no event shall the last settlement hereunder shall take place later than seven (7) years from the Effective Date.

j. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original. This Agreement may be executed by scanned/photocopied signature, which shall be considered an original signature.

k. Casualty. If all or any material part of the Property, or the improvements or vegetation thereon are destroyed or damaged (normal wear and tear excepted) prior to settlement, Seller shall give notice to Purchaser of such damage or destruction and of Seller’s insurance coverage. Purchaser shall have a reasonable time (not to exceed thirty (30) days) in which to elect to either (i) terminate this Agreement in which case the Escrow Agent shall immediately refund the Deposit to Purchaser and this Agreement will be null and void or (ii) to proceed to settlement hereunder, in which case the Purchase Price shall not be reduced but Seller shall assign to Purchaser any and all of Seller’s right to insurance proceeds payable to Seller. Seller agrees until settlement to maintain the improvements and vegetation in their existing condition, normal wear and tear excepted, and to preserve all existing insurance on the improvements.

l. Soil Characteristics. Seller hereby acknowledges to Purchaser that, to the best of its knowledge, the soil on the Property has been described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia published in 1976 and as shown on the Soil Maps of the District of Columbia at the back of that publication as “Urban Land Sassafras Chillum”. For further information, Purchaser can contact a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the Department of Agriculture.

m. Underground Storage Tank Disclosure. Purchaser hereby acknowledges receipt, prior to entering into this Agreement, of a notification and disclosure by Seller as to whether Seller is aware of any underground storage tanks located on the Property or of the removal of any underground storage tanks from the Property during the time Seller has owned the Property. Purchaser acknowledges that such notification and disclosure has been provided in compliance with the Underground Storage Tank Management Act of 1990, as amended, and D.C. Code Ann. § 8-113.02(g) (2013).

12. LIKE KIND EXCHANGE. Purchaser acknowledges that Seller has indicated that Seller may wish, at its sole cost and expense, to structure this transaction in such a manner so as to effectuate a simultaneous or deferred like-kind exchange (“Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code, as amended. Accordingly and without any representation by Purchaser that such an Exchange is possible or permissible, Purchaser agrees that Seller shall have the right to assign its rights under this Agreement to a third party for the purpose of effectuating such an Exchange; provided, however, that (i) the Settlement pursuant to this Agreement shall not be delayed by reason of such exchange, (ii) Purchaser shall not be required to incur any additional cost or expense as a result of such Exchange, including the cost of reasonable attorney’s fees incurred by Purchaser for review of documents prepared by Seller for Purchaser’s execution to effectuate the Exchange, which reasonable costs shall be reimbursed to Purchaser by Seller at Settlement, (iii) Purchaser shall not be required to acquire title to any real property other than the Property, (iv) Seller’s ability to consummate such an Exchange shall not be a condition to the obligations of Seller or Purchaser under this Agreement, and (v) Seller’s obligation to cooperate with Purchaser shall not be impacted by any such assignment.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

SELLER:

THOS. SOMERVILLE CO., a Delaware corporation

By:
Name:
Title:

Date:

ACKNOWLEDGEMENT

United States of America

                                                     ss.

District of Columbia

I,                     , a Notary Public in and for the District of Columbia, DO HEREBY CERTIFY THAT                     , who is personally known to me (or proved by oaths of credible witnesses to be) the person named as the Attorney-in-Fact in the foregoing Land Purchase Agreement, bearing the date of the          day of                     , 2013, personally appeared before me in said District of Columbia, and as Attorney-in-Fact as aforesaid, acknowledged the same to be the act and deed of THOS. SOMERVILLE CO., a Delaware corporation, one of the parties thereto.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this          day of                 , 2013.

(SEAL)
NOTARY PUBLIC

My Commission Expires:

PURCHASER:

COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company

By:	Comstock Holding Companies, Inc., its manager

By:
Christopher Clemente
Chief Executive Officer

Date:

ACKNOWLEDGEMENT

United States of America

                                                     ss.

District of Columbia

I,                     , a Notary Public in and for the District of Columbia, DO HEREBY CERTIFY THAT Christopher Clemente, who is personally known to me (or proved by oaths of credible witnesses to be) the person named as the Chief Executive Officer of Comstock Holding Companies, Inc., Manager of COMSTOCK SIXTH STREET, L.C. in the foregoing Land Purchase Agreement, bearing the date of the              day of                     , 2013, personally appeared before me in said District of Columbia, and as Attorney-in-Fact as aforesaid, acknowledged the same to be the act and deed of COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company, one of the parties thereto.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this              day of                     , 2013.

(SEAL)
NOTARY PUBLIC

My Commission Expires:

FIRST AMENDMENT TO

LAND PURCHASE AGREEMENT

THIS FIRST AMENDMENT to Land Purchase Agreement (“Amendment”) is entered into as of the              day of March, 2014, by and between Thos. Somerville Co., a Delaware corporation (“Seller”), and COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company (“Purchaser”).

RECITALS

A. WHEREAS, Seller and Purchaser are parties to that certain Land Purchase Agreement dated December 23, 2013 (the “Agreement”), for the purchase and sale of certain property located on Sixth Street, NE, Washington, DC, as further described in the Agreement (the “Property”); and

B. WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the recitals to this Amendment, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENT

1. Study Period. The first sentence of Paragraph 4 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

Purchaser shall have the right, in its exclusive and absolute discretion, to terminate this Agreement for any reason whatsoever by giving written notice thereof to Seller within One Hundred and Twenty (120) days following the Effective Date of this Agreement (the “Study Period”).

2. Counterparts; Electronic Signatures. This Amendment may be signed in counterparts. Signatures via electronic mail shall have the same effect as originals. This Amendment shall be effective upon execution by both Purchaser and Seller.

3. Full Force and Effect. In all other respects, the Agreement is hereby ratified and remains in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be signed as of the day and date referenced above.

Seller:	Thos. Somerville Co.,

a Delaware corporation

By:
Name:

Date:

Purchaser:	COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company

	By:	Comstock Holding Companies, Inc., its manager

By:
Christopher Clemente
Chief Executive Officer

REINSTATEMENT AND SECOND AMENDMENT TO

LAND PURCHASE AGREEMENT

(Sixth and Buchanan Streets N.E., DC)

THIS REINSTATEMENT AND SECOND AMENDMENT TO LAND PURCHASE AGREEMENT (the “Reinstatement and Second Amendment”) is entered into as of the day of 2014, being the latest date set forth beneath a signature at the end of this Reinstatement and Second Amendment, by and between Comstock Sixth Street, L.C., a Virginia limited liability company (“Purchaser”) and Thos. Somerville Co. a Delaware corporation (“Seller”).

RECITALS:

R-1 Comstock Sixth Street, L.C. (“Comstock”) as Purchaser and Thos. Somerville

Co. (“TSCO”) as Seller entered into a Land Purchase Agreement effective December 23, 2013, as amended by a First Amendment dated March 24, 2014, (the “Contract”) for the purchase and sale of approximately 4E acres of land located in Washington, D.C., near the intersection of Sixth and Buchanan Streets, N.E,, as more particularly described in the Contract and Exhibit A thereto and defined therein as the “Property.”

R-2 Subsequent to the Effective Date of the Contract, the parties agreed, per the First

Amendment to the Contract, to extend the Study Period under the Contract for an additional thirty (30) days until April 22, 2014. On April 22, 2013, Comstock delivered a notice to TSCO of its election to terminate the Contract. The parties, however, have continued to discuss the purchase and sale of the Property, and now desire to reinstate the Contract, based on certain mutually agreed upon modifications as set forth in this Reinstatement and Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants of Seller and Purchaser and for other good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, Seller and Purchaser hereby agree as follows:

1.	Each capitalized term used in this Reinstatement and Second Amendment and not defined herein will have the definition provided for it in the Contract.

2.	The Contract is hereby reinstated. The parties, by signing below, acknowledge and affirm their intent to be bound thereby, subject to the provisions of such Contract as expressly modified by this Reinstatement and Second Amendment.

3.	Paragraph 2 of the Contract is modified hereby to change the Purchase Price from, $4,326,000 to $4,000,000. This Purchase Price shall be subject to increase, however, at the rate of $100,000 for each market rate residential unit over and above thirty-three (33) market rate units for which Purchaser achieves Planned Unit Development approval. See Paragraph 5 below.

4.	Seller agrees to reimburse Purchaser for one-half the cost of the Phase II environmental site assessment investigation costs incurred by Purchaser should Purchaser elect not to proceed to Closing based solely upon the results of the Phase II site assessment investigation, which Phase II assessment Purchaser has agreed to obtain within the Study Period as extended by Paragraph 9 below, The costs of such Phase 11 assessment, to be split between Purchaser and Seller, shall not exceed $17,700. If the Purchaser proceeds to Closing, Purchaser shall bear the entire costs of the Phase II assessment,

5.	Paragraph 5.a. of the Contract, one of the “Preconditions to Settlement,” is amended to provide that Purchaser shall have achieved approval of a Planned Unit Development for no less than thirty-three (33) market rate units and four (4) “affordable” dwelling units. For each market rate unit over 33, the Purchase Price will increase by $100,000.

6.	Paragraph 5 of the Contract is amended to add as an additional “Precondition to Settlement,” the following subparagraph “5.j.”, as a new precondition:

“5.j. Purchaser, at Purchaser’s expense, shall have obtained the necessary governmental permit allowing it to proceed with sediment, erosion control and grading on the Property.”

7.	Paragraph 6,a of the Contract is amended to provide that, notwithstanding any other provisions of the Contract as amended, Closing under the Contract shall occur on or before December 23, 2015, time being of the essence to Seller. However, in the event all of the “Preconditions to Settlement” have not been satisfied by the December 23, 2015 date, Purchaser shall have the right to extend the Closing for two (2) periods of three (3) months each by paying to Seller a non-refundable “Extension Fee” in the amount of Fifty thousand and no/100 dollars ($50,000.00) for each of the two extensions of the Closing.

8.	Seller agrees that it will grant a standard easement of record for existing natural gas and water lines to public authorities, if Purchaser reasonably requests that it do so within the Study Period as extended hereby.

9.	The Study Period, as provided in Paragraph 4 of the Contract, is hereby extended until 5:00 p.m. EDT, Friday, June 6, 2014, for the singular purpose of allowing time for Purchaser to complete the Phase II environmental assessment. Purchaser represents and warrants that Purchaser has completed its title report and ALTA survey (or had the opportunity to conduct an ALTA survey), and that Purchaser has accepted title to Property, waiving any obligations or title defects.

10.	Seller informs Purchaser, and Purchaser acknowledges receipt of this information, that to best of Seller’s knowledge, there was never an escrow established in the amount of $200,000 (or any other amount) nor any geotechnical report done on the section of retaining wall constructed at an increased height of approximately 16 feet on the rear portions of some of the bordering residential lots fronting on 7th Street N.E.

11.	It is the intention of Purchaser and Seller that all questions with respect to the construction of this Reinstatement and Second Amendment, and the rights or liabilities of the parties hereunder, shall be determined in accordance with the laws of the District of Columbia, without regard to conflicts of laws principles.

12.	Purchaser and Seller ratify the Contract as modified here.

13.	This Reinstatement and Second Amendment may be executed in counterparts, which, when taken together, shall constitute one original.

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Reinstatement and Second Amendment.

SELLER:

THOS. SOMERVILLE CO.

By:	(SEAL)
Name:	Patrick J. McGowan
Title:	President/CEO

Date:	, 2014

PURCHASER:

COMSTOCK SIXTH STREET, L.C.,

a Virginia limited liability company

By:	(SEAL)
Name:	Christopher Clemente
Title:	Chief Executive Officer

Date:	, 2014

THIRD AMENDMENT TO

LAND PURCHASE AGREEMENT

THIS THIRD AMENDMENT to Land Purchase Agreement (“Amendment”) is entered into as of the              day of December, 2015, by and between Thos. Somerville Co., a Delaware corporation (“Seller”), and COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company (“Purchaser”).

RECITALS

A. WHEREAS, Seller and Purchaser are parties to that certain Land Purchase Agreement dated December 23, 2013, as amended by the First Amendment to Land Purchase Agreement dated March 24, 2014, as amended by the Reinstatement and Second Amendment to Land Purchase Agreement dated May 16, 2014 (“Second Amendment”) (as amended, the “Agreement”), for the purchase and sale of certain property located on Sixth Street, NE, Washington, DC, as further described in the Agreement (the “Property”); and

B. WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the recitals to this Amendment, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENT

4. Settlement. Paragraph 6a.of the Agreement is amended to provide that notwithstanding any other provisions of the Agreement, as amended, “Closing under the Agreement shall occur on or before February 24, 2016, time being of the essence to the Seller.” Purchaser shall retain the right to extend the date of Closing as provided in the Second Amendment if the Preconditions of Settlement in Paragraph 5 of the Agreement have not been completed by February 24, 2016, on the terms set out in Paragraph 7 of the Second Amendment. However, if at anytime after December 23, 2015, Purchaser elects to terminate the Agreement under the terms and condition of the Agreement, Purchaser shall pay to Seller the first of the two Extension Fees of $50,000.00 as provided for in the Reinstatement and Second Amendment to Land Purchase Agreement except in the case an appeal of the approval of PUD 15-04 is filed. In the case of this termination by Purchaser, Escrow Agent shall promptly release $50,000.00 of the $150,000 Deposit to Seller. Likewise, in the event Purchaser does not close by February 24, 2016, and Purchaser does not elect to terminate the Agreement, Purchaser shall pay to Seller, the first of two Extension Fees of $50,000.00 as provided for in the Reinstatement and Second Amendment to Land Purchase Agreement. Purchaser agrees in the event Purchaser does not close on the subject transaction, Purchaser will deliver to Seller, all engineering and architectural materials and rezoning application documents. Purchaser will also assign the approved plan to Seller or Seller’s designee.

5. Demolition. A new Paragraph 12(n) shall be added as follows: “At Purchaser’s sole election, upon receipt of necessary permits from governmental authorities, Seller authorizes Purchaser to commence demolition of any structures on the Property prior to Closing at Purchaser’s sole cost and expense, provided, however, that Purchaser shall not, prior to Closing, remove or damage the existing fence that borders portions of the Property. Seller agrees to cooperate with Purchaser in obtaining any required permits and agrees to execute any documents required for the approval of the sediment, erosion control, early grading and demolition permits. In the event, subsequent to Purchaser commencing with the work permitted under the sediment, erosion control, early grading and demolition permit, Purchaser elects to not proceed to Closing, pursuant to the terms and conditions of the Land Purchase Agreement, Purchaser agrees to promptly and at its expense, complet enough of the work to leave the property in a safe, level, properly drained and stabilized condition, and Purchaser shall remove all construction debris and ensure the existing fence is in good repair, so that the Property is restored to its pre-demolition condition as much as reasonably practicable (the “Restoration Work”). Until Seller notifies Purchaser and Escrow Agent that the Purchaser has satisfactorily completed the Restoration Work, the Escrow Agent shall retain the Deposit. If the Purchaser does not complete the Restoration Work within sixty (60) days of termination of the Contract, the Escrow Agent shall release to Seller, upon its reasonable request, such sums as Seller may need to perform the Restoration Work.

6. Counterparts; Electronic Signatures. This Amendment may be signed in counterparts. Signatures via electronic mail shall have the same effect as originals. This Amendment shall be effective upon execution by both Purchaser and Seller.

7. Full Force and Effect. In all other respects, the Agreement is hereby ratified and remains in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be signed as of the day and date referenced above.

Seller:	Thos. Somerville Co.,

a Delaware corporation

By:
Name:

Date:

Purchaser:	COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company

	By:	Comstock Holding Companies, Inc., Manager

By:
Christopher Clemente
Chief Executive Officer

FOURTH AMENDMENT TO

LAND PURCHASE AGREEMENT

THIS FOURTH AMENDMENT to Land Purchase Agreement (“Amendment”) is entered into as of the              day of February, 2016, by and between Thos. Somerville Co., a Delaware corporation (“Seller”), and COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company (“Purchaser”).

RECITALS

A. WHEREAS, Seller and Purchaser are parties to that certain Land Purchase Agreement dated December 23, 2013, as amended by the First Amendment to Land Purchase Agreement dated March 24, 2014, as amended by the Reinstatement and Second Amendment to Land Purchase Agreement dated May 16, 2014, as amended by the Third Amendment to Land Purchase Agreement dated December     , 2015 (as amended, the “Agreement”), for the purchase and sale of certain property located on Sixth Street, NE, Washington, DC, as further described in the Agreement (the “Property”); and

B. WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the recitals to this Amendment, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENT

8. Settlement. Paragraph 6a of the Agreement is deleted in its entirety, and the following shall be inserted in lieu thereof:

“All Preconditions to Settlement provided in Paragraph 5 of the Agreement have been met. Closing under the Agreement shall occur on or before March 23, 2016 (“Closing Date”), upon Purchaser’s payment of a non-refundable extension fee in the amount of Fifty Thousand Dollars ($50,000), time being of the essence to the Seller. Purchaser shall have the right to elect, in its sole but reasonable discretion, to extend the Closing Date for a period as follows: (i) ninety (90) days, or June 21, 2016, by paying to Seller a non-refundable second extension fee in the amount of Fifty Thousand Dollars ($50,000), or (ii) a per diem amount of $833.33 per day for up to ninety (90) days. If Purchaser elects to extend the Closing Date past March 23, 2016 as provided herein, Purchaser shall provide prior written notice of its election no less than three (3) days prior to the Closing Date.”

9. Purchaser’s Default; Seller’s Remedy. The first sentence of Paragraph 8 of the Agreement is deleted in its entirety, and the following shall be inserted in lieu thereof:

“In the event that Seller performs all of its obligations hereunder and Purchaser fails to meet any of its obligations under the Agreement or to complete settlement hereunder or post the Deposit as required herein, and Purchaser fails to cure such default within twenty-one (21) days of notice from Seller (or 10 days from notice of a monetary default from Seller), then Seller shall be entitled to terminate this Agreement by delivery of written notice to Purchaser, and thereupon the parties hereto shall have no further rights or obligations hereunder, and Seller shall receive the amount of the Deposit posted, if any, from the Escrow Agent as full liquidated damages and as its sole remedy, in lieu of any other claims or causes of action which may be available to Seller at law or in equity by reason of such default hereunder by Purchaser, provided, however, that the Purchaser shall immediately deliver or cause to be assigned, transferred and delivered to Seller, to the extent assignable, owned by Purchaser, or in Purchaser’s control, any Property studies, tests, engineering reports, or PUD related documents, plats, site plans and lot applications (the “Purchaser’s Study Materials”).

10. Counterparts; Electronic Signatures. This Amendment may be signed in counterparts. Signatures via electronic mail shall have the same effect as originals. This Amendment shall be effective upon execution by both Purchaser and Seller.

11. Full Force and Effect. In all other respects, the Agreement is hereby ratified and remains in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be signed as of the day and date referenced above.

Seller:	Thos. Somerville Co.,

a Delaware corporation

By:
Name:

Date:

Purchaser:	COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company

	By:	Comstock Holding Companies, Inc., Manager

By:
Christopher Clemente
Chief Executive Officer

FIFTH AMENDMENT TO

LAND PURCHASE AGREEMENT

THIS FIFTH AMENDMENT to Land Purchase Agreement (“Amendment”) is entered into as of the          day of June, 2016, by and between Thos. Somerville Co., a Delaware corporation (“Seller”), and COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company (“Purchaser”).

RECITALS

A. WHEREAS, Seller and Purchaser are parties to that certain Land Purchase Agreement dated December 23, 2013, as amended by the First Amendment to Land Purchase Agreement dated March 24, 2014, as amended by the Reinstatement and Second Amendment to Land Purchase Agreement dated May 16, 2014, as amended by the Third Amendment to Land Purchase Agreement dated December 10, 2015, as amended by the Fourth Amendment to Land Purchase Agreement dated February 24, 2016 (as amended, the “Agreement”), for the purchase and sale of certain property located on Sixth Street, NE, Washington, DC, as further described in the Agreement (the “Property”); and

B. WHEREAS, Purchaser and Seller desire to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the recitals to this Amendment, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENT

12. Settlement. Paragraph 6a of the Agreement is deleted in its entirety, and the following shall be inserted in lieu thereof:

“All Preconditions to Settlement provided in Paragraph 5 of the Agreement have been met. Closing under the Agreement shall occur on or before June 21, 2016 (“Closing Date”). Purchaser shall have the right to elect, in its sole but reasonable discretion, to extend the Closing Date by providing written notice to Seller prior to the Closing Date for a period as follows: (i) sixty (60) days, or August 20, 2016, by paying to Seller a non-refundable extension fee in the amount of Fifty Thousand Dollars ($50,000).”

13. Counterparts; Electronic Signatures. This Amendment may be signed in counterparts. Signatures via electronic mail shall have the same effect as originals. This Amendment shall be effective upon execution by both Purchaser and Seller.

14. Full Force and Effect. In all other respects, the Agreement is hereby ratified and remains in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be signed as of the day and date referenced above.

Seller:	Thos. Somerville Co.,

a Delaware corporation

By:
Name:

Date:

Purchaser:	COMSTOCK SIXTH STREET, L.C., a Virginia limited liability company

	By:	Comstock Holding Companies, Inc., Manager

By:
Christopher Clemente
Chief Executive Officer